UNITED STATES
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Associated Banc-Corp

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April 16, 2009
Dear Fellow Shareholders:
I am writing to inform you of an important decision made by the Board of Directors related to the company’s dividend. On April 16, 2009, the Board of Directors of Associated Banc-Corp declared a quarterly dividend of $0.05 per common share, a reduction of $0.27 from the previous quarterly dividend per common share of $0.32. The dividend is payable May 15, 2009, to shareholders of record at the close of business on May 7, 2009.
While the decision to reduce the quarterly dividend was difficult, we believe that it is in the best long-term interests of our shareholders to preserve our capital during this time of unprecedented economic uncertainty and market volatility. In the current environment, the ability to generate and preserve capital is more important than ever. We believe the dividend reduction will better enable us to support our customers and our communities, grow and expand our businesses, and maintain and enhance our strong capital position.
This action is consistent with our disciplined approach to managing the company through this economic downturn and is driven by our desire to continue to be a strong lender in the communities we serve. In spite of the challenging economic environment, we continue to report positive earnings with $35.4 million in net income available to common shareholders for the first quarter of 2009. This dividend reduction, along with our company’s ability to generate capital through operating earnings, will further strengthen our capital base and position our company for future growth.
We recognize and appreciate the loyalty of our shareholders. We also understand the impact the reduction in the dividend will have on our shareholders. We want you to know that the Board of Directors and management are committed to increasing the dividend as soon as possible.
Thank you for your continued support and confidence in Associated Banc-Corp.
Sincerely,
Paul S. Beideman
Chairman and CEO